UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2015

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

______________

Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Unit C, No.68 of West Binhai Road, Xigang District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (86411) 8240 8939

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 26, 2015, the Board of Directors (the “Board”) of the Andatee China Marine Fuel Services Corporation (the “Company”) accepted resignation of Quan Zhang, the Company’s Chief Financial Officer. A copy of Mr. Zhang’s resignation notice is attached as Exhibit 99.1 to this Current Report.

On August 29, 2015, the Board appointed Mr. Sheng Jin as the Company’s Chief Financial Officer effective immediately. Mr. Jin has approximately 25 years of accounting experience. From 2013 to present, Mr. Jin headed accounting departments at Shanghai Juhua Industry Development Ltd. and Shanghai Debang Trading Co. Ltd. Prior to that, from 2007 to 2013, he presided over the accounting department at Juhua Holding Co., Ltd. Mr. Jin holds a Bachelor’s degree in Accounting from Hangzhou Institute of Electronic Engineering (1990). He also holds a PRC equivalent of a CPA license and is an adjunct professor at Zhejiang Industry and Business University in Zhejiang province, PRC.

In addition, the Board also approved Mr. Jin’s annual compensation of USD$75,000, subject to review and adjustment by the Board. Mr. Jin will also be eligible to receive performance bonus and equity compensation, all to be determined in the Board’s discretion, as well as various health and other benefits available to the employees of the Company. There is no arrangement or understanding between Mr. Jin and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between Mr. Jin and any executive officers and directors. Further, there are no transactions involving the Company which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Quan Zhang Resignation Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ An Fengbin
An Fengbin, Chief Executive Officer

Date: September 2, 2015.